Exhibit 99.1

News Release

Contact: Mike Majors	• 3700 S. Stonebridge Drive	• NYSE Symbol: TMK

972-569-3627	McKinney, Texas 75070

TORCHMARK CORPORATION

PREANNOUNCES THIRD QUARTER RESULTS

McKinney, Texas, October 10, 2008–Torchmark Corporation (NYSE: TMK) announced today its expected results for the third quarter of 2008.

Net income is expected to be approximately $63 million, or $.72 per share, compared to $1.41 for the third quarter of 2007. The decline in 2008 is due to a $70 million charge related to the other than temporary impairment of certain investments as discussed below.

Net operating income for the third quarter of 2008 is expected to be approximately $132 million, or $1.51 per share, slightly above street estimates, and a 9% increase over $1.38 for the year ago quarter. Net operating income is a non-GAAP financial measure commonly used by insurance companies to evaluate operating performance. It excludes certain non-operating items such as realized investment gains and losses and non-recurring items that are included in net income.

Other than temporary impairment

As indicated in its September 18, 2008 press release, Torchmark has holdings in debt issued by AIG, Lehman Brothers, and Washington Mutual of approximately $209 million, along with $2 million of preferred stock issued by Fannie Mae. Torchmark has determined that a portion of these investments are other than temporarily impaired, resulting in a writedown of approximately $93 million ($70 million after tax). In spite of this impairment, cash flows remain strong and Torchmark’s capital is sufficient to support its current operations.

This impairment is computed in accordance with current mark-to-market accounting requirements, under which investments determined to be other than temporarily impaired are marked to their current fair value. We currently expect that the ultimate recovery value for these investments will exceed current fair value, and as a result, that the ultimate loss will be less than the current charge to income.

Torchmark will release third quarter earnings after the market closes on Wednesday, October 22, 2008, and will host its conference call at 11:00 a.m. on Thursday, October 23,. 2008.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2007, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

For additional information contact:	Mike Majors
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

2